KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2007 FIRST QUARTER RESULTS

ARLINGTON, VA - May 7, 2007 - Katy Industries, Inc. (OTC BB: KATY) today reported a net loss in the first quarter of 2007 of ($4.0) million [($0.50) per share], versus a net loss of ($2.7) million [($0.34) per share], in the first quarter of 2006, as adjusted to exclude restructuring and other non-recurring or unusual items, which are discussed below. Including these items, Katy reported a net loss in the first quarter of 2007 of ($4.0) million [($0.50) per share], versus a net loss of ($5.8) million [($0.73) per share], in the same period of 2006. The operating loss, as adjusted to exclude all restructuring and other non-recurring or unusual items, was ($3.1) million [(3.2%) of net sales] in the first quarter of 2007, compared to an operating loss, as adjusted, of ($2.2) million [(2.9%) of net sales] in the same period in 2006. Net income (loss), as adjusted, and operating income (loss), as adjusted, are non-GAAP financial measures and are further discussed below.

During the first quarter of 2007, Katy reported restructuring and other non-recurring or unusual items of $1.4 million pre-tax [$0.18 per share], including a gain on the sale of discontinued businesses of $1.7 million offset by severance, restructuring and related costs of ($0.3) million. During the first quarter of 2006, Katy reported restructuring and other non-recurring or unusual items of ($1.9) million pre-tax [($0.25) per share], including severance, restructuring and related costs of ($0.8) million, loss from operations of discontinued operations of ($0.4) million and costs of ($0.7) million related to the cumulative effect of a change in accounting principle for the implementation of SFAS No. 123R, Accounting for Stock-Based Compensation. Details regarding these items are provided in the “Reconciliations of GAAP Results to Results Excluding Certain Unusual Items” accompanying this press release.

Financial highlights for the first quarter of 2007, as compared to the same period in the prior year, included:

•
Net sales in the first quarter of 2007 were $94.8 million, an increase of $19.0 million compared to the same period in 2006 primarily due to strong sales in the Electrical Products Group. Overall, the increase of 25% resulted from higher volumes of 16%, higher pricing of 8% and favorable currency translation of 1%.  Higher net sales in the Electrical Products Group resulted from higher demand from its major customers as well as increased prices driven by the significant change in copper prices over the past year.

•
Gross margins were 8.7% in the first quarter of 2007, versus 13.7% in the first quarter of 2006. In 2007, our margins were adversely impacted by higher copper costs within our Electrical Products Group, a significant portion of which were not passed through as price increases. In addition, the three months ended March 31, 2007 operating loss includes an adjustment for approximately $2.5 million associated with the net realizable value and potential obsolescence of inventory within our Electrical Products Group. The adjustment was made due to the on-going volatility of copper costs.

•
Selling, general and administrative expenses were $1.0 million lower than the first quarter of 2006. These costs represented 12.1% of net sales in the first quarter of 2007, a decrease from 16.5% of net sales for the same period of 2006. The reduction in percentage reflects the cost improvements made during the past year and the fixed nature of these expenses as a percentage of net sales.

•
On January 19, 2007, Katy sold its real estate holdings of its United Kingdom consumer plastics business unit for approximately $6.6 million which resulted in a $1.9 million gain on sale of discontinued business. In addition, Katy incurred an additional loss of $0.2 million on the sale of this business unit as final working capital adjustments were completed in the first quarter of 2007. The Company has reflected all activity associated with operations of this division and the sale as a discontinued operation for all periods presented.

•
Debt at March 31, 2007 was $54.5 million [59% of total capitalization], versus $65.5 million [57% of total capitalization] at March 31, 2006. The increase in the ratio of debt to total capitalization was principally due to the lower stockholders’ equity which resulted from the net loss reflected in 2006. In addition, stockholders’ equity has been impacted from the adoption of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans and FIN 48, Accounting for Uncertainty in Income Taxes. Cash on hand at March 31, 2007 was $2.9 million versus $3.0 million at March 31, 2006.

•
Katy used free cash flow of $6.2 million during the three month period ended March 31, 2007 versus using $7.8 million of free cash flow during the three month period ended March 31, 2006. The improvement in free cash flow was primarily attributable to improvements in net working capital in the first quarter of 2007 as compared to 2006. Free cash flow, a non-GAAP financial measure, is discussed further below.

“Our overall results were adversely impacted by the Electrical Products Group ability to recover from customers all of the copper cost increases,” said Anthony T. Castor III, Katy’s President and Chief Executive Officer. “We are reviewing the execution of our pricing strategies with these customers to ensure mechanisms are in place to recover volatile changes in materials,” added Mr. Castor.

Non-GAAP Financial Measures

To provide transparency about measures of Katy’s financial performance which management considers most relevant, we supplement the reporting of Katy’s consolidated financial information under GAAP with certain non-GAAP financial measures, including Net Income (Loss), as adjusted, Net Income (Loss), as adjusted per share, Operating Income (Loss) and Operating Income (Loss) as adjusted, as a percentage of sales, and Free Cash Flow. Details regarding these measures and reconciliations of these non-GAAP measures to comparable GAAP measures are provided in the “Reconciliations of GAAP Results to Results Excluding Certain Unusual Items” and “Statements of Cash Flows” accompanying this press release. These non-GAAP financial measures should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measures to analyze our performance would have material limitations because their calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both the GAAP and non-GAAP measure reflected below to understand and analyze the results of its business. Katy believes the presentation of these measures is nonetheless useful to investors for the following reasons:

Net Income (Loss), as adjusted, Net Income (Loss), as adjusted per share, Operating Income (Loss) and Operating Income (Loss) as adjusted, as a percentage of sales: All of these non-GAAP operating measurements adjust the corresponding GAAP measurement to exclude restructuring and other non-recurring and unusual items, as appropriate. Following the recapitalization of the company in 2001, a comprehensive restructuring program became essential to the future viability of Katy. All other non-recurring and unusual items are typically indicative of non-cash impacts to Katy’s results of operations. These non-GAAP measures are used by management as Katy believes that these measures are more indicative of the company’s underlying business performance and that eliminating restructuring and other non-recurring and unusual charges provides more meaningful year-to-year comparison of the company’s operations.

Free Cash Flow: Free cash flow is defined by Katy as cash flow from operations less capital expenditures and cash dividends paid. Katy believes that free cash flow is useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain various forward-looking statements. The forward-looking statements are based on the beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the company’s management. Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business. The forward-looking statements are subject to risks and uncertainties, detailed from time to time in Katy’s filings with the SEC that may lead to results that differ materially from those expressed in any forward-looking statement made by the company or on its behalf. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation with interests primarily in Maintenance Products and Electrical Products.

Company contact:
Katy Industries, Inc.
Amir Rosenthal
(703) 236-4300

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006

Net sales	$94,803	$75,818
Cost of goods sold	86,559	65,407
Gross profit	8,244	10,411
Selling, general and administrative expenses	11,440	12,481
Severance, restructuring and related charges	244	782
(Gain) loss on sale of assets	(120)	102
Operating loss	(3,320)	(2,954)
Interest expense	(1,949)	(1,740)
Other, net	70	341
Loss from continuing operations before provision for income taxes	(5,199)	(4,353)
Provision for income taxes from continuing operations	(459)	(262)
Loss from continuing operations	(5,658)	(4,615)
Loss from operations of discontinued businesses (net of tax)	-	(420)
Gain on sale of discontinued businesses (net of tax)	1,666	-
Loss before cumulative effect of a change in accounting principle	(3,992)	(5,035)
Cumulative effect of a change in accounting principle (net of tax)	-	(756)
Net loss	$(3,992)	$(5,791)

Loss per share of common stock - basic and diluted:

Loss from continuing operations	$(0.71)	$(0.58)
Discontinued operations	0.21	(0.05)
Cumulative effect of a change in accounting principle	-	(0.10)
Net loss	$(0.50)	$(0.73)

Weighted average common shares outstanding - basic and diluted	7,951	7,971

Other Information:

Working capital	$2,541	$377
Working capital, exclusive of deferred tax assets and liabilities and debt
classified as current	$44,625	$52,850
Long-term debt, including current maturities	$54,459	$65,477
Stockholders' equity	$37,750	$49,846
Capital expenditures	$1,130	$816

KATY INDUSTRIES, INC. RECONCILIATIONS OF GAAP RESULTS
TO RESULTS EXCLUDING CERTAIN UNUSUAL ITEMS - UNAUDITED
(In thousands, except percentages and per share data)
	Three Months Ended March 31,
	2007	2006
Reconciliation of net loss to net loss, as adjusted:
Net loss	$(3,992)	$(5,791)
Unusual items:
Severance, restructuring and related charges	244	782
Discontinued operations	(1,666)	420
Cumulative effect of a change in accounting principle	-	756
Adjustment to reflect a more normalized effective tax rate excluding
unusual items	1,424	1,095
Net loss, as adjusted	$(3,990)	$(2,738)

Net loss, as adjusted per share - basic and diluted:
Net loss per share	$(0.50)	$(0.73)
Unusual items per share	(0.18)	0.25
Adjustment to reflect a more normalized effective tax rate excluding
unusual items per share	0.18	0.14
Net loss, as adjusted per share	$(0.50)	$(0.34)

Weighted average common shares outstanding:
Basic and diluted	7,951	7,971

Operating loss, as adjusted:

Operating loss	$(3,320)	$(2,954)
Severance, restructuring and related charges	244	782
Operating loss, as adjusted:	$(3,076)	$(2,172)
Operating loss, as adjusted, as a % of sales	-3.2%	-2.9%

KATY INDUSTRIES, INC. SEGMENT INFORMATION - UNAUDITED
(In thousands)

	Three Months Ended March 31,
	2007	2006
Net sales:
Maintenance Products Group	$50,308	$49,973
Electrical Products Group	44,495	25,845
	$94,803	$75,818

Operating loss, as adjusted:
Maintenance Products Group	$950	$889
Electrical Products Group	(1,360)	14
Unallocated corporate expense	(2,666)	(3,075)
	$(3,076)	$(2,172)

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

Assets	March 31,	December 31,	March 31,
Current assets:	2007	2006	2006
Cash and cash equivalents	$2,919	$7,392	$3,001
Accounts receivable, net	47,811	55,014	46,503
Inventories, net	61,484	55,960	67,960
Other current assets	3,592	2,991	3,822
Asset held for sale	-	4,483	-
Total current assets	115,806	125,840	121,286

Other assets:
Goodwill	665	665	665
Intangibles, net	6,358	6,435	6,827
Other	8,576	8,990	8,605
Total other assets	15,599	16,090	16,097

Property and equipment	130,747	129,708	155,101
Less: accumulated depreciation	(89,780)	(87,964)	(98,944)
Property and equipment, net	40,967	41,744	56,157

Total assets	$172,372	$183,674	$193,540

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$32,836	$33,684	$27,379
Accrued expenses	37,438	41,705	40,196
Current maturities of long-term debt	1,500	1,125	2,857
Revolving credit agreement	41,491	43,879	50,477
Total current liabilities	113,265	120,393	120,909

Long-term debt, less current maturities	11,468	11,867	12,143
Other liabilities	9,889	8,402	10,642
Total liabilities	134,622	140,662	143,694

Stockholders' equity:
Convertible preferred stock	108,256	108,256	108,256
Common stock	9,822	9,822	9,822
Additional paid-in capital	27,145	27,069	26,829
Accumulated other comprehensive income	1,862	2,242	3,167
Accumulated deficit	(87,375)	(82,403)	(76,206)
Treasury stock	(21,960)	(21,974)	(22,022)
Total stockholders' equity	37,750	43,012	49,846

Total liabilities and stockholders' equity	$172,372	$183,674	$193,540

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)
	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(3,992)	$(5,791)
(Income) loss from discontinued operations	(1,666)	420
Loss from continuing operations	(5,658)	(5,371)
Cumulative effect of a change in accounting principle	-	756
Depreciation and amortization	2,072	2,241
Amortization of debt issuance costs	619	287
Stock option expense	94	191
(Gain) loss on sale of assets	(120)	102
Deferred income taxes	(94)	-
	(3,087)	(1,794)
Changes in operating assets and liabilities:
Accounts receivable	7,115	18,302
Inventories	(5,498)	(6,451)
Other assets	(708)	(76)
Accounts payable	1,301	(14,470)
Accrued expenses	(4,078)	(1,794)
Other, net	485	(1,048)
	(1,383)	(5,537)

Net cash used in continuing operations	(4,470)	(7,331)
Net cash (used in) provided by discontinued operations	(565)	389
Net cash used in operating activities	(5,035)	(6,942)

Cash flows from investing activities:
Capital expenditures	(1,130)	(816)
Proceeds from sale of discontinued operations, net	6,609	-
Proceeds from sale of assets, net	120	163
Net cash provided by (used in) investing activities	5,599	(653)

Cash flows from financing activities:
Net (repayments) borrowings on revolving loans	(2,454)	8,578
Decrease in book overdraft	(2,153)	(5,360)
Repayments of term loans	(24)	(714)
Direct costs associated with debt facilities	(125)	(165)
Repurchases of common stock	(3)	(4)
Proceeds from the exercise of stock options	-	147
Net cash (used in) provided by financing activities	(4,759)	2,482

Effect of exchange rate changes on cash and cash equivalents	(278)	(307)
Net decrease in cash and cash equivalents	(4,473)	(5,420)
Cash and cash equivalents, beginning of period	7,392	8,421
Cash and cash equivalents, end of period	$2,919	$3,001

Reconciliation of free cash flow to GAAP Results:

Net cash used in operating activities	$(5,035)	$(6,942)
Capital expenditures	(1,130)	(816)
Free cash flow	$(6,165)	$(7,758)